Exhibit 2.2

                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (the "Agreement"), dated as of August 18, 1998, is made by and between Central Financial Services, Inc., a Florida corporation ("Seller"), and United Financial Corp., a Minnesota corporation (the "Company").

                                    RECITALS

         The background of this Agreement is as follows:

         A. Seller is the record and beneficial owner of 150,000 shares (the "Subject Shares") of common stock, $.10 par value, of Valley Bancorp, Inc. ("Valley Bancorp.") and is a director of Valley Bancorp.;

         B. Valley Bancorp is the sole shareholder of Valley Bank of Arizona ("Valley Bank"), an Arizona state-chartered bank;

         C. Seller desires to sell the Subject Shares to the Company, and the Company desires to purchase the Subject Shares from Seller, on the terms and conditions set forth in this Agreement; and

         D. The Company is also intending to simultaneously purchase 267,705 Valley Bancorp shares from one or more third parties unrelated to Seller.

                                    AGREEMENT

         For good and valuable consideration, in money or money's worth, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement hereby agree as follows:

         1. Purchase and Sale of the Subject Shares. Seller hereby agrees to sell, grant, assign and transfer the Subject Shares to the Company, and the Company hereby agrees to purchase and acquire the Subject Shares from Seller, on the terms and subject to the conditions set forth in this Agreement.

         2. Purchase Price and Payment. The purchase price (the "Purchase Price") to be paid by the Company to Seller for the Subject Shares shall be Six Dollars and Twenty-Five Cents ($6.25) per share, to be paid in immediately available funds or by certified check at Closing (as defined below).

         3. Representations and Warranties of Seller. As an inducement to the Company to enter into this Agreement and to complete the purchase of the Subject Shares on the terms contemplated by this Agreement, Seller hereby represents and warrants to the Company as follows:

         (a) Seller has the power and authority to execute and deliver this Agreement and to sell the Subject Shares;


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         (b)      The Subject Shares will be transferred to the Company free and clear of any and all liens, encumbrances or other restrictions of any kind or nature, including without limitation security interests, claims, pledges, options, charges, agreements, voting trusts, proxies or other arrangements or limitations of any kind;

         (c) Seller has full power, capacity and authority to transfer, assign and deliver the Subject Shares to the Company and there are no rights of first refusal or shareholder agreements relating to the Subject Shares;

         (d) This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms;

         (e) To my knowledge, since the date of the latest Valley Bancorp. financial statements furnished to the Company, there has been no material adverse change in the assets, financial condition, operating results, business condition or prospects of Valley Bancorp.;

         (f) I am not aware of any material contingent liabilities, including material litigation or threats thereof, of Valley Bancorp., (i) except as disclosed in the latest Valley Bancorp. financial statements furnished to United or (ii) other than contingent liabilities which may have been incurred in the ordinary course of business of Valley Bancorp.; and

         (g) I am not aware that Valley Bancorp. has received any materially adverse rulings, letters or communications from, or entered into any restrictive agreements (including memoranda of understanding or cease and desist orders) with, any bank regulatory authorities.

         4. Representations and Warranties of the Company. As an inducement to Seller to enter into this Agreement and to complete the sale of the Subject Shares on the terms contemplated by this Agreement, the Company represents and warrants to Seller as follows:

         (a) Proper corporate action has been taken by the Company to authorize the execution, delivery and implementation of this Agreement; and

         (b) This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms.

         5. Closing. The closing (the "Closing") of the sale and purchase contemplated by this Agreement shall take place as soon as practicable (but no later than 10 business days) after receipt of the regulatory approvals contemplated by Section 12 hereof or at such other time, place, date or manner as is mutually agreeable to Seller and the Company. At the Closing,


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the Company shall pay Seller the Purchase Price as set forth in Section 2 hereof, and Seller shall deliver to the Company the materials referenced in
Section 6(b) hereof (the "Closing Date").

         6. Conditions to the Company's Obligations. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions:

         (a) The representations and warranties set forth in Section 3 hereof shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties.

         (b) On the Closing Date, Seller shall deliver to the Company all of the following:

                  (i) All stock certificates representing the Subject Shares, duly endorsed for transfer or accompanied by a duly executed stock power; and

                  (ii) such other certificates, documents and instruments as the Company may reasonably request related to the transactions contemplated hereby.

         (c) The regulatory approvals contemplated by Section 12 hereof shall have been obtained and not have been withdrawn.

         (d) The 267,705 Valley Bancorp. shares to be purchased by the Company from or through Stockton Trust shall be purchased simultaneously.

         7. Conditions to Seller's Obligations. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions:

         (a) The representations and warranties set forth in Section 4 hereof will be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties.

         (b) On the Closing Date, the Company shall pay Seller the Purchase Price as set forth in Section 2 hereof.

         (c) The Company shall deliver to Seller such other certificates, documents and instruments as Seller may reasonably request related to the transactions contemplated hereby, including board resolutions showing who is authorized to sign on behalf of the Company.

         8. Termination. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of the Company and Seller. In the event of termination of this Agreement, this Agreement


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shall become void and there shall be no liability on the part of either the
Company or Seller. The Agreement may also be terminated by the Company or Seller if the Closing has not occurred by October 15, 1998; provided, however, that the Company may extend such date up to 60 additional days if the Company is still waiting for the regulatory approvals contemplated by Section 12 hereof.

         9. Survival of Representations and Warranties. Notwithstanding any investigation made by or on behalf of any of the parties hereto or the results of any such investigation and notwithstanding the participation of such party in the Closing, the representations and warranties contained in Sections 3 and 4 hereof shall survive the Closing.

         10. Indemnification by the Company. The Company agrees to indemnify Seller, and hold Seller harmless from and against any loss, liability, deficiency, damage, expense or cost (including reasonable attorneys fees and costs) which Seller may suffer, sustain or become subject to, as a result of (a) any misrepresentation in any of the representations and warranties of the Company contained in this Agreement, or (b) any breach of, or failure to perform, any agreement of the Company contained in this Agreement.

         11. Indemnification by Seller. Seller agrees to indemnify the Company and hold the Company harmless from and against any loss, liability, deficiency, damage, expense or cost (including reasonable attorneys fees and costs), which the Company may suffer, sustain or become subject to, as a result of (a) any misrepresentation in any of the representations and warranties of Seller contained in this Agreement, or (b) any breach of, or failure to perform, any agreement of Seller contained in this Agreement.

         12. Regulatory Approvals. Regulatory approval for the consummation of the transactions contemplated hereby shall have been obtained from (i)the Board of Governors of the Federal Reserve System, (ii) the Arizona Superintendent of Banking and (iii)any other governmental authority from whom approval is required, and all other statutory or regulatory waiting periods shall have lapsed. None of such approvals shall contain any conditions or restrictions that the Company reasonably believes will materially restrict or limit the business or activities of the Company, Valley Bancorp or Valley Bank or have a material adverse effect on, or would be reasonably likely to have a material adverse effect on, the business, operations or financial condition of the Company, on the one hand, or Valley Bancorp and Valley Bank, taken as a whole, on the other hand. The Company agrees to use its best efforts to file its required bank regulatory applications within 10 days of the execution and delivery of this Agreement.

         13. Attorney Fees. If any action at law or in equity is necessary to enforce this Agreement or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

         14. Taxes. Seller shall pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, the transfer of the Subject Shares pursuant to


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this Agreement, the Subject Shares and other instruments and documents to be delivered hereunder or thereunder and agrees to indemnify and hold the Company harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and filing fees.

         15. Miscellaneous. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable against the parties hereto and their respective successors and assigns and shall in all respects be governed by, and enforced and interpreted in accordance with, the laws of the State of Minnesota. This Agreement embodies the entire agreement between Seller and the Company with respect to the sale of the Subject Shares and supersedes all prior agreements and understandings, whether written or oral, between them with respect to such sale. This Agreement may not be amended or waived except in a writing executed by the party against whom such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having an interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement. Neither this Agreement, nor any of the rights, interests or obligations hereunder, shall be assigned by either party hereto without the prior written consent of the other party, except that the Company may assign this Agreement to a wholly-owned subsidiary of the Company without the consent of Seller. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent that such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. This Agreement may be executed in one or more counterparts, including facsimiles, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.


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         IN WITNESS WHEREOF, the Company and Seller have executed this agreement as of the date set forth above.

                                        UNITED FINANCIAL CORP.


                                        By: /s/ Kevin P. Clark
                                           -----------------------------------


                                        CENTRAL FINANCIAL SERVICES, INC.


                                        By: /s/ John M. Morrison
                                           -----------------------------------
                                            John Morrison


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